EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-215839, 333-215838, and 333-215837) pertaining to the 2017 Omnibus Equity Plan, 2017 Employee Stock Purchase Plan, and 2017 Non-Employee Directors Equity Plan, respectively, of Bioverativ Inc. of our report dated March 24, 2017, with respect to the financial statements of True North Therapeutics, Inc.  as of and for the years ended December 31, 2016 and 2015 and included in this Current Report on Form 8-K/A of Bioverativ Inc.

/s/ Ernst & Young LLP

Redwood City, California

September 13, 2017